Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-171377 on Form S-1 of our report dated March 16, 2011 (April 4, 2011 as to the first paragraph of Note 9), relating to the consolidated financial statements and financial statement schedule of Responsys, Inc. (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to the adoption of ASC No. 815-40, Derivative and Hedging—Contracts in Entity’s Own Equity) appearing in the Prospectus, which is a part of such Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

San Jose, California

April 4, 2011